EXHIBIT 16.1

January 8, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Datawatch Corporation's Form 8-K dated January 8, 2010, and have the following comments:

1.	We agree with the statements made in Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts